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                                                            Exhibit 12

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                   UNITED TECHNOLOGIES CORPORATION
                           AND SUBSIDIARIES

    STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                               Nine Months Ended
                                                                 September 30,
 In Millions of Dollars                                        1998           1997
 Fixed Charges:
   Interest on indebtedness                             $        145   $        146
   Interest capitalized                                           10              8
   One-third of rents*                                            64             65

   Total Fixed Charges                                  $        219   $        219

 Earnings:
   Income before income taxes and minority interests    $      1,516   $      1,369

   Fixed charges per above                                       219            219
   Less: interest capitalized                                    (10)            (8)
                                                                 209            211

   Amortization of interest capitalized                           24             28

   Total Earnings                                       $      1,749   $      1,608

 Ratio of Earnings to Fixed Charges                             7.98           7.34



* Reasonable approximation of the interest factor.
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